State of Delaware
Secretary of State
Division of Corporations
Delivered 09:21 AM 04/26/2007
FILED 09:02 AM 04/26/2007
SRV 070480053 - 4341188 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
CARDIO VASCULAR MEDICAL DEVICE CORP.

FIRST: The name of this Corporation is Cardio Vascular Medical Device Corp.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp. Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock that this corporation is authorized to issue is 200,000,000 shares of common stock with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Lavi Krasney
c/o Tarshish, POB 129
33 Jabotinsky Street
Ramat Gan, Israel 52511

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 12th day of April, 2007.

BY: ____________________
Name: LAVI KRASNEY
Title: Incorporator